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Forward-looking Statements
This communication contains forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the “Act”). King Pharmaceuticals, Inc. (“King”) disclaims any intent or obligation to update these forward- looking statements, and claims the protection of the Safe Harbor for forward- looking statements contained in the Act. All statements contained in this communication that are not clearly historical in nature or that necessarily depend on future events are forward-looking, and the words “anticipate,” “believe,” “expect,” “estimate,” “plan,” and similar expressions are generally intended to identify forward-looking statements. Such statements are based on management’s current expectations, but actual results may differ materially due to various factors such as King’s ability to achieve the synergies and value creation contemplated by the proposed transaction; King’s ability to promptly and effectively integrate the businesses of Alpharma Inc. (“Alpharma”) and King and any necessary actions to obtain required regulatory approvals; the potential of King’s branded pharmaceutical products; expectations regarding the enforceability and effectiveness of product-related patents; expected trends and projections with respect to particular products, reportable segment and income and expense line items; the adequacy of King’s liquidity and capital resources; anticipated capital expenditures; the acceptance, priority review or approval of certain New Drug Applications; the development, approval and successful commercialization of certain products; the successful execution of growth and restructuring strategies, including King’s accelerated strategic shift; anticipated developments and expansions of King’s business; plans for the manufacture of some of King’s products; the potential costs, outcomes and timing of research, clinical trials and other development activities involving pharmaceutical products; the development of product line extensions; the expected timing of the initial marketing of certain products; products developed, acquired or in-licensed that may be commercialized; King’s intent, beliefs or current expectations, primarily with respect to future operating performance; expectations regarding sales growth, gross margins, manufacturing productivity, capital expenditures and effective tax rates; expectations regarding the outcome of various pending legal proceedings; expectations regarding King’s financial condition and liquidity as well as future cash flows and earnings; expectations regarding the ability to liquidate King’s holdings of auction rate securities and the temporary nature of the unrealized losses recorded in connection with these securities. Forward-looking statements involve risks and uncertainties. For further information regarding these and other risks related to King’s business, investors should consult King’s most recent Annual Report on Form 10-K for the year ended December 31, 2007 and King’s quarterly reports on Form 10-Q and other documents filed by King with the U.S. Securities and Exchange Commission (“SEC”).
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The following is the final transcript of the presentation delivered by King Pharmaceuticals, Inc. at the Thomas Weisel Partners Healthcare Conference on September 3, 2008:

King Pharmaceuticals at Thomas Weisel Partners Healthcare Conference
September 3, 2008 / 9:10AM ET
Conference Call Participants
•	Don Ellis of Thomas Weisel Partners
•	David Robinson, Senior Director of Corporate Affairs, King Pharmaceuticals
•	James Green, Executive Vice President of Corporate Affairs, King Pharmaceuticals
Don Ellis
(Audio joined in progress)
....David Robinson, the Company’s Senior Director of Corporate Affairs.
David Robinson, Senior Director of Corporate Affairs
Thanks a lot, Don. Good morning, ladies and gentlemen. We appreciate the opportunity to be here with you today and to share an overview of our Company and our strategy for long-term growth. Before continuing, you should note that this presentation will include forward-looking statements. Forward-looking statements reflect management’s current view of future events and operations and include, but are not limited to, statements pertaining to the Company’s strategic plan for growth, strategic opportunities, development pipeline, and certain financial expectations.
Forward-looking statements involve risks and uncertainty. Certain factors that may cause actual results to differ materially from the forward-looking statements are discussed in the Risk Factors section and other sections of the Company’s current Form 10-K for the year ended December 31, 2007, which is on file with the SEC.
James Green, Executive Vice President of Corporate Affairs
King Pharmaceuticals is a developer and acquirer of novel branded prescription pharmaceutical products that have significant market potential and complement our focus in specialty driven markets, particularly neuroscience, hospital, and acute care. And we strive to be a leader and a partner of choice in bringing innovative, clinically-differentiated products and technologies to market.
Our growth strategy is focused in two main areas, organic growth and business development. To support organic growth, we will continue to have a strong commitment to R&D, especially with respect to those initiatives that complement our neuroscience, hospital, and acute care medicine platforms.
Our business development initiatives will leverage our core capabilities and assets and our target, specialty-driven markets to continue forming exciting new partnerships and with companies that have promising products and technologies in Phase II or later. In addition, with our strong capabilities, we have the flexibility to expand opportunistically into additional specialty markets.

As part of the continued execution of our strategy, a little over a week ago, we announced our proposal to acquire Alpharma. I would like to take this opportunity to share with you an overview of the strategic rationale for this proposed transaction.
We believe that a King-Alpharma combination would accelerate the expansion of our neuroscience business and create a stronger platform for future growth. Compelling benefits would include greater scale and commercialization capabilities, enabling the combined company to maximize the potential of its marketed and pipeline products. These enhanced capabilities are expected to contribute to the successful launch of new products such as Remoxy, Embeda, and Acurox.
Another key benefit of the proposed transaction is that it would provide greater diversification of our business. Much like our Meridian franchise, which manufactures EpiPen, the addition of Alpharma’s Animal Health division would provide us with an additional source of steady cash flow to fuel future strategic initiatives.
Furthermore, we expect to achieve annual synergies of $50 million to $70 million in the second year following the close of the transaction, principally from G&A, R&D, and savings to be achieved by avoiding the expense of hiring additional sales representatives for the anticipated launch of Remoxy in 2009.
As I mentioned, the addition of Alpharma would significantly expand our portfolio and provide multiple additional sources of revenue. As you look at the breadth of the combined portfolio, it is important to take into account the wide array of marketed and pipeline products to treat pain. According to the American Pain Foundation, over 75 million Americans suffer from pain, more than the number of people with diabetes, heart disease and cancer combined. Of these 75 million Americans, 50 million suffer with chronic pain and 25 million with acute pain each year due to injuries or surgery.
This large, unmet medical need, coupled with the growing abuse and misuse of opioid products, has resulted in demand for enhanced research and development that will lead to the introduction of new and advanced pharmaceutical products to treat these conditions and address this very serious societal issue. A combined King and Alpharma would better position the company to meet this demand, having the products, resources, and technologies required to accelerate the delivery of innovative solutions for effective pain management.
The combined R&D pipeline would present multiple late-stage opportunities to potentially treat the pain associated with a wide spectrum of conditions, ranging from sprains and strains to severe cancer pain. This promising pipeline is led by Remoxy, an abuse-resistant formulation of long-acting oxycodone. The NDA for Remoxy was recently accepted for filing by the FDA and granted priority review. Similarly, the NDA for Alpharma’s Embeda, an abuse-deterrent formulation of long-acting morphine, was also recently accepted by the FDA and granted priority review.

Acurox, a short-acting oxycodone formulation designed to resist and/or deter common methods of misuse and abuse, has completed Phase III clinical trials and we expect the NDA for this drug to be submitted to the FDA by the end of this year. Finally, Alpharma’s ketoprofen in Transfersome gel, a topical NSAID product, entered Phase III in the second quarter of this year.
In addition to these late-stage products, there are several other pain medicines in early to mid-stage development. Of particular note is T-62, which is scheduled to begin in Phase II later this year for the treatment of neuropathic pain. Additionally, the combined company’s platform technologies provide multiple opportunities to develop other follow-on products.
We see a compelling strategic and financial rationale for bringing together King and Alpharma to create a leading specialty pharmaceutical company. With greater commercialization capabilities, an expanded portfolio of pain management products, and an even stronger pipeline, this transaction would create a platform for enhanced growth and value creation for King shareholders and all of our key stakeholders.
By moving expeditiously, we expect that this transaction could be completed by the end of this year. We hope to work cooperatively with Alpharma and have expressed our preference to discuss all aspects of our proposal with Alpharma, including structure and economics, and we are committed to consummating this transaction.
Now I would like to spend just a few minutes reviewing with you some of the key aspects of our current business. The size and focus of our three selling teams is structured to best support the current priorities of our strategic plans and appropriately meet the needs of customers in our target markets. As depicted on this chart, our field sales force presently consists of approximately 690 individuals. As depicted here, you can see that this organization includes a primary care group of 415, a neuroscience specialty force of 155 and a hospital specialty force of 120.
We are promoting Avinza and Skelaxin using both our primary care team and our neuroscience specialists, as we are developing strong relationships with these prescribing physicians to enhance the market potential of Remoxy and Acurox. The company’s hospital specialists promote Thrombin-JMI and our other innovative Thrombin-JMI-based products.
Our selling teams provide us with a strong presence in these specialty-driven markets as well as targeted primary care markets, where we believe our experience will enable us to maximize the revenue potential of our product portfolio.
The important element of our growth strategy is to maximize the value of our marketed products. The performance of our products has produced strong operating cash flow, with 2007 totaling nearly $675 million. Importantly, in 2008, we expect cash flow from operations to range from $400 million to $450 million.

Taking a look at our hospital franchise, it is anchored by Thrombin-JMI. This product is trusted by physicians as it possesses a 12-year track record of safety and efficacy in an estimated 12 million patient procedures. To better meet the needs of our customers and in advance of increased competition, we introduced new Thrombin-JMI-based products, broadening the array of delivery options. These new delivery systems include Thrombi-Pad, Thrombi-Gel, and the Thrombin-JMI Epistaxis Kit.
We are also excited about the positive results from our two Phase III clinical trials evaluating CorVue, our next-generation cardiac pharmacologic stress-imaging agent, and we expect to submit an NDA for CorVue by the end of this year.
Turning now to our neuroscience portfolio, which is anchored in pain management, our investment in this market is directly correlated with our conviction that this represents an exciting, long-term growth platform for King. As you can see, we have strong promoted neuroscience products and a robust pipeline. Our promoted brands include Skelaxin, a muscle relaxant, and Avinza, a once-a-day morphine product. Our pipeline is led by agreements with Acura Pharmaceuticals and Pain Therapeutics to develop a variety of opioid formulations designed to resist or deter common methods of abuse.
As I mentioned a little earlier, more than 75 million Americans suffer from pain, and approximately 50 million Americans have chronic pain, and many of these individuals are debilitated by this serious and complex medical condition. An additional 25 million Americans suffer from episodes of acute pain each year following injuries or surgery.
However, pain often remains undertreated because diagnosis may be complex and because long-term management can be difficult. Although opioids play an important role in the effective treatment of moderate to severe pain, increases in misuse, abuse and diversion of opioids is very concerning to many physicians. And as a result, patient access to appropriate medication and care is negatively affected.
The statistics, as you can see on this slide, are staggering. Data shows that in 2006 over 5 million Americans used prescription pain relievers for nonmedical uses. Many of these were children. In fact, research tells us that in 2006, approximately 10% of high school seniors abused hydrocodone products and over 4% abused long -acting oxycodone.
Clearly, something needs to be done about this alarming and enormously expensive societal issue. And we are committed to addressing this critical health problem and the needs of patients and physicians by developing viable pain medicines that resist and/or deter common methods of abuse.
Remoxy represents one of the first of a new class of proprietary drugs, extended release opioid analgesics, specifically formulated with an extraction-resistant technology. This formulation technology provides a unique physical barrier that is designed to provide controlled, consistent pain relief and resist common methods used to extract the opioid more rapidly than intended. Common methods of extraction include crushing, chewing or dissolution in alcohol.

The FDA has accepted the NDA for filing and granted it priority review, as I mentioned a few minutes ago. The NDA includes data from several clinical studies, including the pivotal Phase III clinical trial which convincingly met its primary endpoint, pain relief versus placebo, that was pre-specified as part of the FDA special protocol assessment process. We plan to develop and commercialize Remoxy plus up to three other extended-release opioid analgesics that are formulated with this platform technology. And two of those additional products are already in the early stages of development.
Last year, we entered into an agreement with Acura Pharmaceuticals to license and develop and commercialize a wide range of immediate-release opioid products using Acura’s aversion technology platform. The agreement initially targets development and commercialization of four immediate-release opioid products, including Acurox tablets, which is a pharmaceutical composition of oxycodone for treating moderate to severe acute pain. We recently announced positive top-line results from the Phase III clinical trial evaluating Acurox tablets, and expect to submit the NDA for the product by the end of this year.
This slide outlines the manner in which the Aversion Technology Platform is designed to resist and/or deter the three most common methods of abuse. Attempts to extract oxycodone from an Acurox tablet by dissolving it in liquid results in the formation of a very viscous gel. And this viscous gel sequesters the opioid and deters IV injection or oral abuse.
On the other hand, crushing an Acurox tablet for the purpose of snorting or inhaling releases an ingredient that causes nasal irritation and thereby discourages abuse. And finally, the unpleasant side effects associated with the ingestion of large amounts of niacin are intended to deter deliberate swallowing of excessive numbers of Acurox tablets.
We are really excited about the potential market opportunity for Remoxy and Acurox and the other opioids that we plan to develop utilizing these two platforms. Achieving a 5% marketshare of the immediate-release and extended-release opioid markets would translate into an opportunity of over $700 million in annual revenue at branded pricing. And importantly, our market research indicates that approximately 75% of the physicians who prescribe long-acting opioids also prescribe short-acting opioids like Acurox. And this would provide us with excellent synergies for the purpose of promoting these two brands, Remoxy and Acurox, once approved. Clearly, this market represents a very significant opportunity.
King is well positioned to achieve long-term growth and deliver value to its shareholders, and we believe we have a robust business model with many key competitive strengths, including well-established commercial capabilities, disciplines and effective business development, as well as strong capabilities in R&D, medical affairs and manufacturing. We will continue to leverage these strengths and our strong balance sheet and cash flow as we focus on specialty-driven markets where the Company has significant presence and strong capabilities and assets. We’re excited about our current portfolio, with strong marketed products and a growing development pipeline.
Now, before we begin the question-and-answer session, I would ask that you limit your questions to our existing business, as we really have nothing more to add today about our proposed acquisition of Alpharma. However, if you do have questions about the proposed transaction, please feel free to give us a call, or you can go and visit our website and play back the conference call we held on the date that we first announced the proposal, which includes a question-and-answer session. Of course, we will continue to provide you with further updates with respect to future developments.
At this time, I am happy to open it up to questions.
Questions and Answers
Don Ellis
Thank you. I will start with questions from the audience, if there are any. Anybody?
Unidentified Audience Member
Can you start out and just describe the competitive market in the thrombin market? With some new entrants in that market, how are you guys doing?
James Green, Executive Vice President of Corporate Affairs
So far, things are going very well. We are very pleased with the success that we have had to date. We have got two new entrants in the topical hemostatic market with Omrix back in October, I believe it was, of last year. And then we’ve got Recothrom, which entered the market in about February of this year. And so far, we have managed to maintain our share of that market pretty well. We are very pleased with the work that our hospital sales team has done to maintain our position in that market.
Don Ellis
Now, are these annual contracts for thrombin that you sign with hospitals?
James Green, Executive Vice President of Corporate Affairs
Well, we have long-term contracts in place with most of our customers. And, you know, that so far has seemed to be very effective in terms of being able to maintain our position in that market.
Don Ellis
Have most of those contracts come due and been renewed? Are you still —?
James Green, Executive Vice President of Corporate Affairs
Well, they are long-term contracts, so there may be some that have been renewed during the period of time of competition. But I would imagine that most of those have continued to stay in place. And they do provide us with some competitive advantages, for sure.

Don Ellis
Okay. Anything else in the audience? Up here in the front?
Unidentified Audience Member
Can you talk about Skelaxin (inaudible question — microphone inaccessible)?
James Green, Executive Vice President of Corporate Affairs
Year every year, Skelaxin scripts have declined about 10%. We also have — where before we had about 100% share of voice, starting at about September last year, that declined significantly with new competitors that entered the market. And so our share of voice has declined dramatically.
It seems that most of that share that we are losing isn’t necessarily going — some of it has gone to those new products, but most of it has gone to generic Flexeril, for the most part. That is where we have seen — seen generic Flexeril picking up scripts, and that is where we have lost some scripts over the past year.
Unidentified Audience Member
(Inaudible question — microphone inaccessible) Avinza?
James Green, Executive Vice President of Corporate Affairs
Avinza? You know, we acquired Avinza back in February of 2007. At the time, Avinza scripts were declining significantly. Our first goal was to stem that decline. I believe that we accomplished that last year. And so far this year, we have seen some small increases there. So we are hopeful that we can keep that going in the right direction and continue to grow Avinza.
Importantly, the really important part about Avinza is the relationships that is helping us to develop with physicians and with the marketplace, which should better enable us to successfully launch new products like Remoxy and Acurox, once they are approved.
Don Ellis
Right here in the front.
Unidentified Audience Member
Yes, I have a question about the (inaudible question — microphone inaccessible).
James Green, Executive Vice President of Corporate Affairs
Well, I really — a question about what our rationale was for going public with the Alpharma transaction. And really I don’t want to address any further questions that relate at all to the Alpharma transaction. I just want to stick with my prepared remarks today. I appreciate your question, though.

Don Ellis
If we can come back to Skelaxin for a second, can you just update us on the trial with Eon Labs and where you stand there?
James Green, Executive Vice President of Corporate Affairs
It’s a question about where we are in terms of the Paragraph IV Litigation with respect to Skelaxin. The one remaining litigant that we have is Sandoz, and they have filed a motion for summary judgment, which they filed some time ago. And at this point in time, we really haven’t seen any movement at all in those proceedings. There is no hearing date, as far as I am aware, yet, for a hearing on the motion for summary judgment. So we are just kind of waiting.
Maybe now that the summer is over, maybe we will start to see some movement on that. But it is kind of at a standstill at the moment.
Don Ellis
The last question I have is about pricing strategy. It used to be that companies such as yours would launch an approved product and put a premium price on it, and then you are fighting managed care to get on formulary and where you are going to tier it. How much thought have you guys given to coming out at a much more reasonable, conservative price, gaining share, and then raising the price pretty aggressively every year as you get market share?
James Green, Executive Vice President of Corporate Affairs
Yes, there has been a lot of thought given to what the appropriate pricing should be for launching these new products. And I think that you will find that the pricing will be pretty competitive with what is out there. And then we will have to see how things develop as to where it goes from there.
Don Ellis
Okay. Anything else from the audience? All right. Great. Thank you very much.
James Green, Executive Vice President of Corporate Affairs
All right. Thank you. Appreciate your interest in King.